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                                                                     Exhibit 5.1
                       [Letterhead of McCarthy Tetrault]



                                               November ., 2000



ImagicTV Inc.
One Brunswick Square
14th Floor
Saint John, New Brunswick
E2L 3Y2

Dear Sirs/Mesdames:


      Re:  Registration Statement on Form F-1 (Registration No. 333-48452)
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     We have acted as counsel to ImagicTV Inc. (the "Company") in connection with its proposed initial public offering of 4,750,000 common shares ("Common Shares") and an additional 712,500 Common Shares which may be offered and sold to cover over-allotments (together, such 5,462,500 Common Shares referred to as the "Shares") as described in the Registration Statement of the Company on Form F-1 (No. 333-48452), as amended (the "Registration Statement"). The Shares are to be offered to the public pursuant to a purchase agreement (the "Purchase Agreement") to be entered into between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc. and CIBC World Markets Inc., as representatives of the underwriters.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we have considered necessary or relevant for the purposes of the opinions hereinafter expressed, including:

     (a)  a certified copy of the articles and by-laws of the Company;

     (b) certified copies of resolutions of the board of directors of the Company authorizing, among other things, the Registration Statement and the issue and sale of the Shares; and

     (c)  a certificate of compliance dated November    , 2000 issued pursuant
          to the Canada Business Corporations Act.

     For the purposes of the opinions set forth below, we have assumed, with respect to all documents examined by us, the legal capacity of all individual signatories, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, notarial, conformed, telecopied or photostatic copies. We have also assumed that the certificates referred to above continue to be accurate as at the date hereof.
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     In connection with this opinion, we have assumed that, prior to the sale of the Shares pursuant to the Purchase Agreement, the articles of the Company shall have been amended substantially in the form of the articles of amendment of the Company filed as Exhibit 3.3 to the Registration Statement.

     Based and relying upon the foregoing, and subject to the qualifications herein expressed, we are of the opinion that the Shares have been duly authorized for issuance and sale and, when issued and delivered by the Company against payment in full of the consideration therefor as set forth in the Purchase Agreement, will be validly issued as fully paid and non-assessable shares.

     The opinions expressed herein are limited to the laws of the Province of Ontario and the laws of Canada applicable therein.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement. In giving such consent, we do not admit that we are in the category of such persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                                    Yours truly,